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                                                                  EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Cray, Inc., formerly known as Tera Computer Company, on Form S-3 of our report dated February 4, 2000 (March 1, 2000 as to Note 12), which expresses an unqualified opinion and includes an explanatory paragraph describing an uncertainty about the Company's ability to continue as a going-concern, appearing in the Annual Report on Form 10-K of Cray, Inc. for the year ended December 31, 1999, and of our report dated June 15, 2000, which expresses an unqualified opinion and includes an explanatory paragraph describing the expense allocations by Silicon Graphics, Inc. appearing in the statement of assets acquired and liabilities assumed of the Cray Research business unit of Silicon Graphics, Inc. as of March 31, 2000 and the statements of revenue and direct operating expenses for the years ended June 30, 1998 and 1999 and the nine month period ended March 31, 2000 included in Form 8-K/A of Cray Inc. filed on June 16, 2000. We also consent to the reference to us under the heading "Experts" in the Registration Statement.




/s/ DELOITTE & TOUCHE LLP


Seattle, Washington
September 18, 2000